EXHIBIT 5.1

jcampbell@casselsbrock.com
tel 416-860-6462
fax 416-642-7136
file # 039272-00002

September 24, 2007

DELIVERED VIA COURIER

Fronteer Development Group Inc.
1650-1055 West Hastings Street
Vancouver, British Columbia Canada V6E 2E9

Dear Sirs/Mesdames:

Re: Fronteer Development Group Inc.

We have acted as corporate counsel to Fronteer Development Group Inc., a company existing under the laws of Ontario, Canada (the “Company”), in connection with the registration by the Company pursuant to a registration statement (the “Registration Statement”) on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 8,822,010 common shares of the Company, no par value (the “Common Shares”), issuable pursuant to awards granted under the Company’s 2007 Stock Option Plan and the Company’s Acquisition Performance Incentive Share Plan (collectively, the “Plans”).

This opinion is being delivered in connection with the Registration Statement, to which this opinion is attached as an exhibit.

We have examined the Registration Statement, and, for the purposes of this opinion, we have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the financial statements of the Company, certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

We are qualified to express opinions only with respect to the laws of the province of Ontario and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the laws of the province of Ontario and the federal laws of Canada applicable therein.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans and any relevant agreements thereunder, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

If you have any questions concerning the foregoing, please contact the undersigned.

Yours truly,

CASSELS BROCK & BLACKWELL LLP